Exhibit 99.1

November 11, 2015	Company Press Release	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces Results for the Third Quarter 2015

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week third quarter ended October 10, 2015.

Third Quarter 2015 Summary Financial Results

Compared to prior year third quarter

•	Sales(1) increased 4.8% to $885 million

•	Adjusted EBITDA(2) increased 6.1% to $105 million, adjusted net income(3) increased 8.3% to $48 million, and adjusted net income per diluted common share(3) increased 9.5% to $0.23

•	Including acquisition-related costs, facility closing costs, and the effect of the tortilla facility divestiture during the prior year third quarter, EBITDA(4) decreased 0.7% to $99 million, net income decreased 1.8% to $44 million, and net income per diluted common share was unchanged at $0.21

•	Dividends paid increased 20.8% to $0.1450 per share

(1)	Prior period sales have been revised. See explanation in Form 10-Q, which will be filed November 12, 2015 and Form 10-K filed February 25, 2015.
(2)	Adjusted Earnings before Interest, Taxes, Depreciation & Amortization; see reconciliation of non-GAAP measures in the financial statements following this release.
(3)	See reconciliation of non-GAAP measures in the financial statements following this release.
(4)	Earnings before Interest, Taxes, Depreciation & Amortization; see reconciliation of non-GAAP measures in the financial statements following this release.

Third Quarter Highlights

•	During the third quarter, acquired Dave’s Killer Bread (DKB), the leading brand of organic packaged bread in the United States. Early in the fourth quarter, acquired Alpine Valley Bread Company (Alpine Valley), further strengthening Flowers’ organic brand portfolio and production capacity.

•	For the 12-week third quarter of fiscal 2015, the increase in consolidated sales reflects a volume increase of 3.6%, neutral price/mix, and an increase of 1.2% attributable to the acquisition of DKB.

•	Sales in expansion markets contributed 1.2% to the overall sales increase during the quarter, driven by the acquired Hostess bread brands and entrance into new markets. Flowers now reaches 83% of the U.S. population through direct-store delivery (DSD) distribution.

•	The company generated $64.6 million of cash flow from operations during the third quarter.

Fiscal 2015 Outlook - Updated

•	Including acquisitions, the company now anticipates 52-week fiscal 2015 sales of $3.818 billion to $3.842 billion and adjusted net income per diluted common share of $0.96 to $0.98. Acquisitions are anticipated to contribute approximately $50 million to $55 million to fiscal 2015 sales and be neutral to net income per diluted common share. The company continues to expect capital expenditures in the range of $85.0 to $95.0 million.

Segment Results for the Quarter

	12 Weeks Ended
	October 10, 2015	October 4, 2014	% Chg.
	(Amounts in millions, except EPS)
Sales:
DSD Segment:
Branded Retail	$471.4	$448.2	5.2
Store Branded Retail	108.7	108.2	0.5
Non-retail and Other(1)	166.2	157.4	5.6

Total DSD Sales	$746.3	$713.8	4.5

Warehouse Segment:
Branded Retail	$29.4	$29.1	1.0
Store Branded Retail	29.0	27.7	4.5
Non-retail and Other(1)	80.7	74.2	8.6

Total Warehouse Sales	139.0	131.1	6.1

Consolidated Sales	$885.3	$844.9	4.8

Adjusted EBITDA(2) :
DSD Segment	$100.5	$92.7	8.3
% of DSD Sales	13.5%	13.0%
Warehouse Segment	14.9	15.3	(2.4)
% of Warehouse Sales	10.7%	11.7%
Unallocated Corporate Expense(3)	(10.5)	(9.2)	14.4

Consolidated Adjusted EBITDA(2)	$104.9	$98.9	6.1

% of Consolidated Sales	11.8%	11.7%

Adjusted diluted EPS(2)	$0.23	$0.21	9.5

Note: Amounts and percentages may not compute due to rounding.

(1)	Includes foodservice, vending, and contract manufacturing.
(2)	See reconciliations of non-GAAP measures in the financial statements following this release.
(3)	Represents the company’s corporate head office amounts.

Executive Commentary:

Allen L. Shiver, president and chief executive officer, said, “It is an exciting time at Flowers. The team is working hard to capture the potential of our strong brands and geographic reach. Our recently acquired organic bread brands – Dave’s Killer Bread and Alpine Valley Bread – are on-trend with changing consumer preferences and provide Flowers with additional growth opportunities through expanded distribution. We recognize the quality and values these brands represent, and a key focus as we bring the Flowers, DKB, and Alpine Valley teams together will be to maintain the integrity of their great brands.

“Sales growth this quarter, excluding the impact of DKB, was driven by continued gains in our expansion markets, strong performance from our branded bread and rolls, and foodservice volume gains. Continuing a trend from the second quarter, our branded cake sales also posted year-over-year growth. Leveraging our consolidated sales growth, we grew adjusted EBITDA 6.1%.

Shiver continued, “This year, we’ve opened a new bakery in Lenexa, Kan., introduced new products under our existing brands, and completed acquisitions to support future growth. Considering all factors, it was necessary to narrow our outlook for 2015. Even so, as we look ahead to 2016, we are committed to capitalizing on the opportunities provided by our strategic acquisitions and building on our strong foundation.”

DSD Segment Commentary

Of the total DSD segment sales increase, pricing/mix increased 0.2%, volume increased 2.9%, and the acquisition of Dave’s Killer Bread contributed an additional 1.4%. Branded retail sales were strong, primarily due to volume increases in white and soft variety breads and the DKB acquisition contribution. New product introductions and further expansion in our DSD markets drove increased sales of Tastykake products. Driven primarily by the foodservice business, the non-retail and other category posted solid growth.

Adjusted EBITDA margin for the DSD segment increased as a percentage of sales due to lower ingredient costs and cost-saving initiatives, partially offset by higher workforce-related costs and increases in outside purchases of product, primarily due to capacity constraints at DKB.

Warehouse Segment Commentary

Of the Warehouse segment’s sales increase, pricing/mix increased 0.6%, and volume increased 5.5%. The increase in branded retail sales was primarily due to volume gains in bakery deli and mix shift within branded snack cake. The improvement in store branded retail sales was primarily the result of higher store branded cake sales. The increase in non-retail and other sales was driven by new foodservice products.

EBITDA margin for the Warehouse segment decreased as a percentage of sales, primarily due to higher employee incentive costs and reduced efficiencies.

Consolidated Results Commentary

As compared to the prior year third quarter, consolidated adjusted EBITDA increased by 6.1%. Adjusted unallocated corporate expenses were elevated during the quarter, primarily due to higher consulting and legal expenses, and lower pension income – partially offset by lower stock-based compensation expense.

Interest expense declined due to lower average outstanding debt balances, while a higher average notes receivable balance drove an increase in interest income. Income tax expense as a percentage of pre-tax income increased primarily as a result of certain non-deductible acquisition-related costs.

Cash Flow

During the quarter, cash flow from operating activities was $64.6 million, capital expenditures were $20.7 million, cash paid for DKB, net of cash acquired, was $280.8 million, and dividends paid were $30.5 million.

Dividend and Share Repurchases

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

During the quarter, the company made no share repurchases. There are 13.7 million shares remaining on the company’s current share repurchase authorization.

Conference Call

Flowers Foods will broadcast its third quarter 2015 earnings conference call over the Internet at 8:30 a.m. (Eastern) on November 12, 2015. The call will be broadcast live on www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2014 sales of $3.75 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2348; Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (k) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted net income per diluted common share.

EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted net income per diluted common share exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. None of these non-GAAP measures should be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted net income per diluted common share, may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies.

The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA, adjusted EBITDA and adjusted net income, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of net income per diluted common share to adjusted net income per diluted common share and reconciliations of operating income (EBIT) to adjusted EBITDA by segment.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Sales	$885,302	$844,932	$2,920,142	$2,871,640
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	464,045	442,978	1,507,214	1,496,874
Selling, distribution and administrative expenses	322,087	302,086	1,064,619	1,037,628
Impairment of assets	0	0	2,275	4,489
Depreciation and amortization	29,419	29,487	99,704	98,686

Income from operations (EBIT)	69,751	70,381	246,330	233,963
Interest expense, net	(878)	(1,410)	(3,320)	(6,316)

Income before income taxes (EBT)	68,873	68,971	243,010	227,647
Income tax expense	25,077	24,372	86,065	79,918

Net income	$43,796	$44,599	$156,945	$147,729

Net income per diluted common share	$0.21	$0.21	$0.74	$0.69

Diluted weighted average shares outstanding	213,310	213,154	212,921	213,005

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Sales:
Direct-Store-Delivery	$746,267	$713,846	$2,464,399	$2,413,332
Warehouse Delivery	139,035	131,086	455,743	458,308

	$885,302	$844,932	$2,920,142	$2,871,640

EBITDA:
Direct-Store-Delivery (1)	$99,731	$93,755	$339,171	$314,221
Warehouse Delivery	14,942	15,302	53,587	51,051
Unallocated Corporate	(15,503)	(9,189)	(46,724)	(32,623)

	$99,170	$99,868	$346,034	$332,649

Depreciation and Amortization:
Direct-Store-Delivery	$25,928	$26,015	$88,103	$87,286
Warehouse Delivery	3,549	3,469	11,920	11,649
Unallocated Corporate	(58)	3	(319)	(249)

	$29,419	$29,487	$99,704	$98,686

EBIT:
Direct-Store-Delivery (1)	$73,803	$67,740	$251,068	$226,935
Warehouse Delivery	11,393	11,833	41,667	39,402
Unallocated Corporate	(15,445)	(9,192)	(46,405)	(32,374)

	$69,751	$70,381	$246,330	$233,963

(1)	The 40 week period ended October 10, 2015 includes an asset impairment charge of $2.3 million. The 40 week period ended October 4, 2014 includes an asset impairment charge of $4.5 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

October 10, 2015
Assets
Cash and Cash Equivalents	$8,780
Other Current Assets	483,895
Property, Plant & Equipment, net	784,612
Distributor Notes Receivable (includes $20,602 current portion)	182,987
Other Assets	46,128
Cost in Excess of Net Tangible Assets, net	1,245,841

Total Assets	$2,752,243

Liabilities and Stockholders’ Equity
Current Liabilities	$328,457
Long-term Debt and Capital Leases (includes $53,465 current portion)	897,108
Other Liabilities	298,262
Stockholders’ Equity	1,228,416

Total Liabilities and Stockholders’ Equity	$2,752,243

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 10, 2015
Cash flows from operating activities:
Net income	$43,796	$156,945
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	36,698	129,093
Pension contributions and changes in assets and liabilities	(15,886)	(5,496)

Net cash provided by operating activities	64,608	280,542

Cash flows from investing activities:
Purchase of property, plant and equipment	(20,685)	(61,258)
Acquisitions net of cash acquired	(280,848)	(280,848)
Other	1,804	9,008

Net cash disbursed for investing activities	(299,729)	(333,098)

Cash flows from financing activities:
Dividends paid	(30,491)	(89,672)
Exercise of stock options, including windfall tax benefit	22,217	27,313
Stock repurchases	0	(6,858)
Net proceeds from debt borrowings	202,500	134,500
Other	3,131	(11,470)

Net cash provided by financing activities	197,357	53,813

Net increase (decrease) in cash and cash equivalents	(37,764)	1,257
Cash and cash equivalents at beginning of period	46,544	7,523

Cash and cash equivalents at end of period	$8,780	$8,780

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Net income per diluted common share	$0.21	$0.21	$0.74	$0.69
Asset impairment/Facility closure costs/Divestiture	—	—	0.01	0.02
Acquisition-related costs	0.02	—	0.02	—

Adjusted net income per diluted common share	$0.23	$0.21	$0.77	$0.71

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Net income	$43,796	$44,599	$156,945	$147,729
Income tax expense	25,077	24,372	86,065	79,918
Interest expense, net	878	1,410	3,320	6,316
Depreciation and amortization	29,419	29,487	99,704	98,686

EBITDA	99,170	99,868	346,034	332,649
Asset impairment/Facility closure costs/Divestiture	736	(1,007)	3,011	3,482
Acquisition-related costs	4,991	—	4,991	—

Adjusted EBITDA	$104,897	$98,861	$354,036	$336,131

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Adjusted EBITDA	$104,897	$98,861	$354,036	$336,131
Adjustments to reconcile net income to net cash provided by operating activities	7,279	(2,972)	29,389	22,957
Pension contributions and changes in assets and liabilities	(15,886)	(23,783)	(5,496)	(49,130)
Income taxes	(25,077)	(24,372)	(86,065)	(79,918)
Interest expense, net	(878)	(1,410)	(3,320)	(6,316)
Asset impairment/Facility closure costs/Divestiture	(736)	1,007	(3,011)	(3,482)
Acquisition-related costs	(4,991)	—	(4,991)	—

Cash Flow From Operations	$64,608	$47,331	$280,542	$220,242

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
Net income	$43,796	$44,599	$156,945	$147,729
Asset impairment/Facility closure costs/Divestiture	473	(191)	1,949	2,705
Acquisition-related costs	3,839	—	3,839	—

Adjusted net income	$48,108	$44,408	$162,733	$150,434

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
EBIT	$73,803	$67,740	$251,068	$226,935
Asset impairment/Facility closure costs/Divestiture	736	(1,007)	3,011	3,482

Adjusted EBIT	74,539	66,733	254,079	230,417
Depreciation and amortization	25,928	26,015	88,103	87,286

Adjusted EBITDA	$100,467	$92,748	$342,182	$317,703

	Reconciliation of EBIT to EBITDA - Warehouse
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
EBIT	$11,393	$11,833	$41,667	$39,402
Depreciation and amortization	3,549	3,469	11,920	11,649

EBITDA	$14,942	$15,302	$53,587	$51,051

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014
EBIT	$(15,445)	$(9,192)	$(46,405)	$(32,374)
Acquisition-related costs	4,991	—	4,991	—

Adjusted EBIT	(10,454)	(9,192)	(41,414)	(32,374)
Depreciation and amortization	(58)	3	(319)	(249)

Adjusted EBITDA	$(10,512)	$(9,189)	$(41,733)	$(32,623)

	Reconciliation of Earnings per Share - Full Year Fiscal 2015 Guidance
	Range Estimate
Net income per diluted common share	$0.93	to	$0.95
Asset impairment/Facility closure costs/Divestiture	0.01		0.01
Acquisition-related costs	0.02		0.02

Adjusted net income per diluted common share	$0.96	to	$0.98

Flowers Foods, Inc.

Sales Bridge

		Net		Total Sales
For the 12 Week Period Ended October 10, 2015	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	2.9%	0.2%	1.4%	4.5%
Warehouse Delivery	5.5%	0.6%	0.0%	6.1%
Total Flowers Foods	3.6%	0.0%	1.2%	4.8%

		Net		Total Sales
For the 40 Week Period Ended October 10, 2015	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	1.4%	0.3%	0.4%	2.1%
Warehouse Delivery	-0.6%	0.0%	0.0%	-0.6%
Total Flowers Foods	1.0%	0.4%	0.3%	1.7%